TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (“Agreement”) is entered into as of this 30th day of November, 2020, by and between AB International Group Corp., a Nevada corporation (the “AB International”) and Crown Bridge Partners, LLC, a New York limited liability company (“Crown Bridge”).

WHEREAS, on or about January 8, 2020, AB International executed a Warrant to Purchase Common Stock of AB International Group Corp. in favor of Crown Bridge (the “January 8, 2020 Warrant”), pursuant to which AB International issued a warrant to purchase 4,860 shares of AB International at a strike price of $12.50 per share;

WHEREAS, on or about July 23, 2020, AB International executed a Warrant to Purchase Common Stock of AB International Group Corp. in favor of Crown Bridge (the “July 23, 2020 Warrant”), pursuant to which AB International issued a warrant to purchase 4,860 shares of AB International at a strike price of $12.50 per share;

WHEREAS, the January 8, 2020 Warrant and the July 23, 2020 Warrant are collectively referred to herein as the “Warrants” in this Agreement;

WHEREAS, the parties now desire to terminate and release each other and otherwise settle, compromise, dispose of, and release with finality, all claims, demands and causes of action, arising out of the Warrants;

NOW, THEREFORE, in exchange for $75,000 and other valuable consideration included in this Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Termination. Subject to the terms and conditions of this Agreement, as of the date hereof, the Parties hereby terminate the Warrants and any and all rights, obligations or duties created thereunder.

2.	Consideration. AB International agrees to pay to Crown Bridge the sum of US$75,000 (the “Cash Consideration”) on or before December 2, 2020 (the “Deadline”), to terminate the Warrants. If AB International fails to pay the Cash Consideration to Crown Bridge on or before the Deadline, then this Agreement shall automatically be null and void and of no further force or effect.

3.	Coordination. The parties agree to take whatever measures are necessary return to their respective positions as if the Warrants were never executed.

4.	Mutual Release. Except for the obligations set forth in this Agreement, each party hereby releases, remises, acquits and forever discharges any other party to this Agreement and their related or controlled entities, and all of their directors, officers, members, managers, partners, employees, servants, attorneys, assigns, heirs, successors, agents and representatives, past and present, and the respective successors, executors, administrators and any legal and personal representatives of each of the foregoing, and each of them, from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, and by whomever asserted, whether at this time known or suspected, or unknown or unsuspected, anticipated or unanticipated, direct or indirect, fixed or contingent, or which may presently exist or which may hereafter arise or become known, in law or in equity, in the nature of an administrative proceeding or otherwise, for or by reason of any event, transaction, matter or cause whatsoever, with respect to, in connection with or arising out of the Warrants. For the avoidance of doubt, the aforementioned release shall not include the release of the amounts owed under the promissory note issued by AB International to Crown Bridge on January 8, 2020, in the original principal amount of $121,500.00.

It is understood by the parties that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to a party or the parties or believed by a party or the parties to be true, and each party therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

5.	No Assignment. The parties to this Agreement represent and warrant that neither they or their affiliated persons or entities have assigned or transferred any claim or interest herein or authorized any other person or entity to assert any claim or claims on its behalf with respect to the subject matter of this Agreement.

6.	Non-Disparagement. The parties agree not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of any other party to this Agreement.

7.	Confidentiality. The parties agree that they will keep confidential all information and trade secrets of one another or any of its subsidiaries or affiliates and will not disclose such information to any person without written prior approval or use such information for any purpose. It is understood that for purposes of this Agreement the term “confidential information” is to be construed broadly to include all material nonpublic or proprietary information.

8.	Cooperation. Each of the parties hereby agree to perform any and all acts and to execute and deliver any and all documents reasonably necessary to carry out the intent and the provisions of this Agreement.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

10.	Complete Agreement. This Agreement represents the complete agreement among the parties concerning the subject matter in this Agreement and supersedes all prior

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agreements or understandings, written or oral, or otherwise. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.	Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The parties acknowledge that they have read and fully understand the terms of this Agreement and have been advised to consult with an attorney before executing this Agreement.

12.	Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto, their predecessors, parents, subsidiaries and affiliated corporations, all officers, directors, shareholders, agents, employees, attorneys, assigns, successors, heirs, executors, administrators, and legal representatives of whatsoever kind or character in privity therewith.

13.	Counterparts. This Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Agreement. Facsimile signatures of this Agreement shall be accepted by the parties to this Agreement as valid and binding in lieu of original signatures.

14.	Time for Performance. The parties understand that time is of the essence with respect to each and every act required by this Agreement. Failure to perform any provision hereof in strict accordance with the Agreement shall be deemed a material breach of the Agreement.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

AB INTERNATIONAL GROUP CORP.

By: /s/ Chiyuan Deng

Printed Name: Chiyuan Deng

Title: CEO

CROWN BRIDGE PARTNERS, LLC

By /s/ Seth Ahdoot

Printed Name: Seth Ahdoot

Title: Member

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